Exhibit 5.1

[Greenberg Traurig, LLP Letterhead]

August 1, 2012

Gran Tierra Energy Inc.

300, 611-10th Avenue S.W.

Calgary, Alberta T2R 0B2

Canada

Re:	Gran Tierra Energy Inc.

Ladies and Gentlemen:

We have acted as special Nevada corporate counsel for Gran Tierra Energy Inc., a Nevada corporation (the “Company”), in connection with a total of 16,500,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value (“Common Stock”), issuable pursuant to an amendment to the Company’s 2007 Equity Incentive Plan (as amended, the “Plan”), which increased the aggregate number of shares of Common Stock available for issuance thereunder from 23,306,100 shares to 39,806,100 shares. This opinion letter is submitted to you at your request in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission with respect to the issuance of the Shares. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:

1.	The articles of incorporation and bylaws of the Company as are currently in effect;

2.	A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors; and

3.	The Plan.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. We have assumed that the Plan and any award agreements under the Plan have been or will be duly executed and delivered by the parties and are or will be valid and legally binding on the parties. We have further assumed that the Company has reserved for issuance an adequate number of authorized and unissued shares of Common Stock for issuance under the Plan. As to various questions of fact material to this opinion letter, we have relied upon and assumed that accuracy and completion of certificates, records and reports furnished to us by the Company and various state authorities and public officials, without independently checking or verifying the accuracy of such certificates, records and reports.

Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

The Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Plan and the applicable award agreement, and upon payment of the exercise price therefor and satisfaction of other requisite consideration, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are specifically limited to the laws of the State of Nevada and the federal laws of the United States of America and are as of the date hereof. We disclaim any express or implied undertaking or obligation to update or supplement such opinions for, or to advise of, any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. This opinion letter is rendered only to you and is solely for your benefit in connection with the transaction covered hereby. This opinion letter may not be relied upon by you for any other purpose, or furnished to or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig, LLP

cc: Cooley LLP